Exhibit 10.20
DigitalGlobe, Inc.
2008 EXECUTIVE SUCCESS SHARING PLAN
PART I. PLAN DESCRIPTION
A.	THE PLAN
1) Purpose and Objectives. This document sets forth the DigitalGlobe, Inc. 2008 Executive Success Sharing Plan (the “Plan”) for eligible, non-commissionable Vice Presidents, including Senior Vice Presidents and Executive Vice Presidents (collectively “Vice Presidents”). A key component of the business strategy of DigitalGlobe, Inc. (the “Company”) is to provide incentives to attract and retain outstanding employees. The Plan is designed to recognize overall company success, departmental and team contributions, as well as to reward individual contributions.
2) Participant Eligibility. An employee shall be eligible to participate in this Plan (and thus be a “Participant”) if the Company classifies the individual as (i) having been employed with the Company on or before October 1, 2008 as a regular permanent full-time non-commissionable Vice President; and as (ii) employed by the Company on the bonus payment date and as not having given notice of intent to terminate employment (any employee who terminates employment with the Company or provides notice of intent to do so before bonus payments are made is not eligible to receive a bonus).
     (a) Employees Hired Or Promoted During 2008 Plan Year. Employees who are hired or promoted to a Plan-eligible position, between January 1, 2008 and October 1, 2008 will be eligible for a prorated bonus for the duration of their Plan participation during 2008. Employees hired to an otherwise Plan-eligible position after October 1, 2008 are not eligible to participate in the Plan. Employees promoted from one bonus eligible role to another between the beginning of the plan year and October 1, 2008 will be eligible for a bonus comprised of the two bonus targets prorated.
     (b) Change in Employment Status. In certain situations, employment status may change mid-year from an otherwise eligible position to a non-eligible position (such as a transition from full-time to part-time, change in employment classification, leaves of absence, change to eligibility under another bonus plan, or otherwise). Under these circumstances, the employee will be eligible for a prorated bonus, prorated for the period of their Plan participation during 2008.
3) Participant Ineligibility. No employee shall be eligible to receive a bonus under the Plan if (i) he or she is not employed in good standing by the Company on the bonus payment date; (ii) he or she has competed with the Company’s business during employment with the Company or made plans to do so; or (iii) he or she has breached any agreement with the Company or any Company policy.
4) Plan Termination or Amendment. The Plan will be in effect from January 1, 2008 through December 31, 2008, or such earlier date as the Plan may be terminated in the sole discretion of the Company. No additional notice of Plan termination is necessary. The Company also reserves the right to implement a new incentive bonus plan or renew this Plan for future periods. Any such action shall be approved by the Compensation Committee of the Board of Directors of the Company. The Company reserves the right to amend or discontinue this Plan at any time. The Plan may only be amended by resolution duly adopted by the Compensation Committee of the Board of Directors of the Company. Participation in this Plan is not a guarantee of participation in future Company incentive plans.
B.	CASH BONUS
1) Bonus Components. The intent of the DigitalGlobe Success Sharing Plan is to motivate participants to achieve specified goals of the Company by rewarding for annual company performance, as well as for maintenance of positive growth trends in the Company’s business throughout the year. As such, 2008 plan components include CBU and DIBU revenue, annual Adjusted EBITDA (A-EBITDA), and

Second Half 2008 A-EBITDA. There are minimum thresholds of performance required for each component before any bonus payout for an individual component may occur. Thresholds are as follows:

Minimum
Requirements to
Fund Bonus for
Minimum Threshold	2008 Target at	Each Component
for Payout	100% of Plan	(95% of plan)
Commercial Business
Unit Revenue	$61.975 million	$58.876 million
Defense and
Intelligence Business	$206.677 million	$196.343 million
Unit Revenue
(Annual) A-EBITDA	$162.200 million	$154.090 million
In addition to the above, the Second Half 2008 A-EBITDA goal is $87.900 million at 100% of Plan with a minimum threshold of 95% (or $83.505 million) for an increase multiplier to apply, as described below.
2) Bonus Target. Vice Presidents are eligible as defined below:

LEVEL	TARGET CASH BONUS
Executive Tier III	60%
Executive Tier II	50%
Executive Tier I	40%
3) Bonus Calculation. The bonus will be payable on each bonus component, as set forth in the table below; provided, however, that in order for any bonus to be payable on a particular component, the minimum target of 95% of Plan (as shown above) must be met for that component. The following table demonstrates the percent of bonus payout at various levels of revenue achievement by Business Unit, Annual A-EBITDA achievement, and Second Half 2008 A-EBITDA Goal achievement.

				120% of Plan for
				Revenue	120% of Plan for
				(100% of Annual A-	Revenue and
				EBITDA Plan but less	(100% of Annual A-
				than 95 % of Second	EBITDA and 100% of
				Half 2008 A-EBITDA	Second Half 2008 A-
Department	Components	95% of Plan	100% of Plan	Goal)	EBITDA Goal)
	CBU	30%	60%	120%	120%
CBU	REVENUE
	DIBU	10%	20%	40%	40%
	REVENUE
	A-EBITDA	10%	20%	20%	40%
	(total)
	CBU	10%	20%	40%	40%
DIBU	REVENUE
	DIBU	30%	60%	120%	120%
	REVENUE
	A-EBITDA	10%	20%	20%	40%
	(total)
	CBU	12.5%	25%	50%	50%
Groups other than BU	REVENUE
	DIBU	12.5%	25%	50%	50%
	REVENUE
	A-EBITDA	25%	50%	50%	100%
	(total)
•	If the Company achieves between 95% and 100% of any Targets, including Annual A-EBITDA, every 1% increase in achievement will increase the total bonus payable for that component by 20%

of the 95% Plan percentage payable for that component. For example, if DIBU achieves 98% of Target the bonus payable for DIBU participants for DIBU Revenue would be 48% or (30% + (6% x 3)), for CBU participants it would be 16% or (10% + (2% X 3)), and for Groups Other Than BUs it would be 20% or (12.5% + (2.5% x 3)).
•	For achievement of revenue goals between 100% and 120% of Targets, every 1% increase in achievement will increase the total bonus payable for that revenue component by 5% of the 100% Plan percentage payable for that component. For example, if DIBU achieves 115% of the DIBU revenue Target, the bonus payable for DIBU participants for DIBU revenue would be 105% or (60% + (3% x 15)), for CBU participants it would be 35% or (20% + (1% x 15)), and for Groups Other Than BU it would be 43.75% or (25% + (1.25% x 15))

•	For achievement of Annual A-EBITDA of at least 100% of Annual A-EBITDA Plan and achievement of at least 95% of the Second Half 2008 A-EBITDA Goal, the percentage of the A-EBITDA bonus component to be paid will be subject to a multiplier as follows:

o Second Half 2008 A-EBITDA Number Achieved	Multiplier
▪ < $83.505 million	1.00

▪ >=$83.505 <= $84.384 million	1.25

▪ >=$84.385 <= $85.263 million	1.50

▪ >=$85.264 <= $87.899 million	1.75

▪ >=$87.900 million	2.00
•	The maximum total bonus payable under this Plan is 200% of the Target bonus, payable upon achievement of 120% of revenue targets, and 100% of the annual A-EBITDA Target, and 100% achievement of the Second Half 2008 A-EBITDA Goal.
4) Sample Calculation
The following table demonstrates the potential payout of this incentive plan using several different scenarios:

	EXAMPLE 1:			EXAMPLE 2:			EXAMPLE 3:
	CBU Achieves 95% of Target
	Revenue,
Factors	DIBU Achieves 95%Target
Included in	Revenue,			CBU at 100%, DIBU at 85%,
Bonus	Annual A-EBITDA Achievement			Annual A-EBITDA at 100%;			CBU 95%, DIBU 120%, A-EBITDA
Calculation	95%, Second Half A-EBITDA			Second Half A-EBITDA			100%; 100% of Second Half A-
	Goal NOT Met			Goal NOT met.			EBITDA Goal IS Met
Base Salary[1]		$100,000			$100,000			$100,000
Individual Target Bonus %		10%			10%			10%
	CBU	DIBU	Corporate	CBU	DIBU	Corporate	CBU	DIBU	Corporate
	Employee	Employee	Employee	Employee	Employee	Employee	Employee	Employee	Employee
							$11,000	$17,000	$16,250
Bonus Amount	$5,000	$5,000	$5,000	$8,000	$4,000	$7,500	(30%+40%+	(10%+120	(12.5%+
	(30%+10	(10%+30	(12.5%+	(60% +	(20% +	(25% +	40% =	% +40% =	50% +
	%+10%)	%+10%)	12.5%+	0% +20%	0% + 20%	0% + 50%	110% of	170% of	100% =
			25%)	=80%)	= 40%)	= 75%)	Target)	Target)	162.5%)
2008 Total Targeted Cash Compensation	$105,000	$105,000	$105,000	$108,000	$104,000	$107,500	$111,000	$117,000	$116,250

[1]	All potential payout amounts in examples are based on the assumption that an employee was employed with DigitalGlobe on or preceding January 1, 2008. Bonus calculations for employees hired after January 1, 2008 will be reflective of the base salary earnings for the applicable duration of employment.

5) Bonus Payment. Any Bonus will be paid as described above no later than March 15, 2009 for the 2008 Plan Year.
6) Definitions.
(a) “Base Salary” means an employee’s earned base salary for calendar year 2008. Base Salary does not include pay for commissions, overtime, shift differential, or any other premiums, bonuses, or incentive compensation or expense reimbursements, or disability, paid leaves, or other similar benefits.
(b) “Bonus” means the actual cash bonus amount to be paid to a Participant under the terms of this Plan
     (c) “A-EBITDA” means net income or loss adjusted for depreciation and amortization, net interest income or expense, income tax expense (benefit), loss on disposal of assets, restructuring, loss on early extinguishment of debt and non-cash stock compensation expense; as such calculation may be adjusted in the Company’s sole discretion.
(d) “Net Income” means the consolidated Net Income of the Company and its subsidiaries for calendar year 2008 as determined by the Company in accordance with Generally Accepted Accounting Principles.
     (e) “Annual A-EBITDA” — means the total A-EBITDA realized by the Company for the full calendar year 2008.
     (f) “Second Half 2008 A-EBITDA Goal”, means $87.900 million in A-EBITDA realized by the Company between July 1, 2008 and December 31, 2008.
C. LONG TERM INCENTIVES — In addition to the cash bonus provided for above, individuals subject to this Plan are eligible for Long Term Incentive awards (“LTI Awards”). Granting of LTI awards is discretionary and will be based on individual performance ratings in combination with contribution to Company priorities. All awards are subject to approval by the Compensation Committee of the Board of Directors.
1) Scope. Long term incentives are based on individual performance.
2) Annual Target Value. The value of long term incentive targets vary by Executive Tier and will be communicated separately.

PART II. MISCELLANEOUS
A.	PLAN ADMINISTRATION
The Company is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Company and its delegates shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
B.	ENTIRE STATEMENT
The Plan, including all documentation referred to herein, is a complete and exclusive statement of the agreement between the parties relating to this subject matter. This Plan supersedes all prior communications, oral or written, concerning this subject matter. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
C.	NO EMPLOYMENT AGREEMENT
This Plan is not to be construed as an employment agreement and in no way limits the right of the Company to terminate the employment of any Participant at any time, with or without cause. Each Participant’s employment with the Company is, and continues to be, “at-will” with either party having the right to terminate the employment relationship at any time, with or without cause or advance notice. By Participating in the Plan, each Participant acknowledges his or her at-will employment status and that such at-will status only may be changed by a written document signed by the Participant and the Company’s CEO. Except to the extent governed by federal law, the Plan is governed by the laws of the State of Colorado, excluding choice of law principles.
D.	ISSUE RESOLUTION
In the event that there is a dispute between the Company and a Participant over any compensation alleged to be due including, but not limited to, disputes concerning the Participant’s Bonus, the Participant will promptly bring such dispute to the attention of the General Counsel or VP Human Resources. The Participant and the Company shall use their commercially reasonable efforts to resolve any such dispute on an informal basis. In the event the dispute cannot be resolved informally, the Participant and the Company agree to resolve the dispute exclusively through binding arbitration, in accordance with the rules of the American Arbitration Association and in accordance with the laws of the State of Colorado. Each party will pay their own costs associated with such arbitration, including, but not limited to, cost of legal counsel.
E.	TAX WITHHOLDING
The Company may withhold from any payments made under this Plan all applicable taxes and other withholdings including, but not limited to, Federal, state and local income, employment and social insurance taxes, as it determines are required or permitted by law. All amounts paid to Participants under this Plan will be treated as compensation, and each Participant agrees to such treatment by accepting a payment under the Plan. The Company cannot guarantee the tax treatment of any payments under the Plan and each Participant agrees that he or she, and not the Company, shall be liable for any excise taxes, penalties, or interest imposed on the Participant.

F.	SOURCE OF PLAN ASSETS
The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company. To the extent any Participants have any right to payments under the Plan, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its affiliates in connection with the Participant’s participation in the Plan.